EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Dynamics Research Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-59706, 33-47838, 33-02805 and 33-68548), of Dynamics Research Corporation of our report dated March 26, 2003, with respect to the Consolidated Balance Sheets of Dynamics Research Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Comprehensive Income (Loss) and Cash Flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report is included in the annual report on Form 10-K of Dynamics Research Corporation, Inc. for the year ended December 31, 2002.

/s/ KPMG LLP

Boston, Massachusetts

March 26, 2003

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